Exhibit 4.2

Certificate No.	Rights

NEITHER THIS RIGHTS CERTIFICATE NOR THE RIGHTS REPRESENTED HEREBY ARE TRANSFERABLE, ASSIGNABLE, SUBJECT TO PLEDGE OR OTHERWISE ALIENABLE. THE REGISTERED HOLDER HEREOF WILL FORFEIT THE NUMBER OF RIGHTS EQUAL TO THE NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $.001 PER SHARE (“COMMON STOCK”), OF LIPID SCIENCES, INC., A DELAWARE CORPORATION (FORMERLY KNOWN AS NZ CORPORATION, AN ARIZONA CORPORATION) (THE “COMPANY”), TO WHICH SUCH RIGHTS RELATE SOLD OR OTHERWISE TRANSFERRED BY THE HOLDER DURING THE PERIOD COMMENCING ON NOVEMBER 28, 2001 AND ENDING ON (AND INCLUDING) NOVEMBER 29, 2003 AND SUCH RIGHTS WILL BE NULL AND VOID AND HAVE NO FURTHER FORCE OR EFFECT. ADDITIONAL SHARES OF COMMON STOCK, IF ANY, WILL BE ISSUED IN ACCORDANCE WITH THE TERMS AND CONDITIONS SPECIFIED BELOW AS SOON AS PRACTICABLE AFTER NOVEMBER 29, 2003 TO THOSE HOLDERS OF RIGHTS WHO HAVE NOT OTHERWISE FORFEITED SUCH RIGHTS.

RIGHTS CERTIFICATE

LIPID SCIENCES, INC.

          This certifies that    is the registered holder of the number of Rights set forth above, each of which entitles the registered holder thereof, subject to the terms and conditions set forth in this Rights Certificate and in the Agreement and Plan of Merger dated July 9, 2001 by and between Lipid Sciences, Inc., a Delaware corporation (formerly known as NZ Corporation, an Arizona corporation) (the “Company”), and Lipid Sciences, Inc., a privately held company (“Pre-Merger Lipid”), (the “Merger Agreement”), the Joint Proxy Statement/Prospectus of the Company and Pre-Merger Lipid dated November 8, 2001 (the “Original Joint Proxy Statement/Prospectus”) and the Prospectus Supplement of the Company and Pre-Merger Lipid dated March 6, 2002 (together with the Original Joint Proxy Statement/Prospectus, being referred to herein, collectively, as the “Joint Proxy Statement/Prospectus”), to qualify to receive additional shares of Common Stock, par value $.001 per share (“Common Stock”), of the Company. The number of Rights evidenced by this Rights Certificate set forth above, shall be subject to adjustment in certain events as provided below and in the Merger Agreement and the Joint Proxy Statement/Prospectus.

          This Rights Certificate is subject to all of the definitions, terms and conditions of the Merger Agreement and the Joint Proxy Statement/Prospectus, which definitions, terms and conditions are hereby incorporated herein by reference, unless otherwise specified herein. Copies of the Merger Agreement and Joint Proxy Statement/Prospectus are on file at the principal office of the Company and are available from the Company upon written request.

          In order to qualify to receive additional shares of Common Stock (“Additional Merger Shares”), if any, the registered holder hereof must have been a direct registered holder of Common Stock as of November 28, 2001 (“Pre-Merger Common Stock”), or must have taken whatever action necessary to become a direct registered owner of Pre-Merger Common Stock on or before April 30, 2002, as provided in the Merger Agreement and Joint Proxy Statement/Prospectus. The registered holder hereof shall forfeit the number of Rights equal to the number of shares of Pre-Merger Common Stock sold or otherwise transferred by such holder during the period commencing on November 28, 2001 and ending on (and including) November 29, 2003 (the “Holding Period”).

          Additional Merger Shares, if any, shall be issued to the holders of Rights who have not otherwise forfeited such Rights as a result of selling or otherwise transferring their Pre-Merger Common Stock during the Holding Period if, at no time during the Holding Period, does:

          (i)     the Closing Price (as defined below) per share of the Common Stock equal or exceed $12.00 per share (subject to adjustment as provided below) (“Minimum Price”) over any period of 20 consecutive trading days, and

          (ii)     the total Volume (as defined below) of the shares of Common Stock trading at the Minimum Price or greater during such 20 day equals or exceeds an aggregated 1,500,000 shares (“Minimum Volume”).

          The number of Additional Merger Shares, if any, to be issued to the holder of the Rights shall be calculated as follows: each Right (other than a forfeited Right) shall entitle the holder thereof to the number of Additional Merger Shares equal to (a) the difference between (1) the Minimum Price and (2) the average of the highest consecutive 100 Closing Prices per share of Common Stock during the one-year period immediately prior to the second anniversary of the Effective Date (“Hundred Day Average Price”), divided by (b) the Hundred Day Average Price.

          No fractional Additional Merger Shares shall be issued. In lieu thereof, any fractional shares shall be rounded up to the nearest whole share of Common Stock. Notwithstanding the foregoing, each Right will entitle the holder thereby to a maximum of one Additional Merger Share, subject to adjustment as provided below.

          Additional Merger Shares, if any, shall be issued to the holders of record of the Rights at the close of business, Eastern Standard Time, on November 29, 2003 in accordance with the records of the Company as promptly as practicable after November 29, 2003 to those holders of Rights Certificates who have not otherwise forfeited their Rights.

          The amount of Additional Merger Shares to be issued will be computed by the Company’s independent public accountants, and the determination by such independent public accountants shall be final and binding on the Company and the holders of such rights.

          For purposes of this Rights Certificate, “Closing Price” per share of Common Stock on a Trading Day (as hereinafter defined) shall mean the last reported sale price per share of Common Stock regular way or, in case no such reported sale takes place on such Trading Day, the average of the closing bid and asked prices regular way for such Common Stock for such Trading Day, in either case on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or if the Common Stock is not listed or admitted to trading on any national securities exchange, but is traded in the over-the-counter market, the closing sale price per share of such Common Stock or, in case no sale is publicly reported, the average of the closing bid and asked quotations for the Common Stock, as reported on The Nasdaq Stock Market (“Nasdaq”) or any comparable system or, if such Common Stock is not quoted on Nasdaq or a comparable system, the closing sale price of Common Stock or, in case no sale is publicly reported, the average of the closing bid and asked prices per share, as furnished by two members of the National Association of Securities Dealers, Inc. who make a market in such Common Stock selected from time to time by the Company for that purpose. In addition, for purposes of this Rights Certificate, a “Trading Day” shall mean, if such Common Stock is listed or admitted to trading on any national securities exchange, a business day during which such exchange was open for trading and at least one trade of Common Stock was effected on such exchange on such business day, or if such Common Stock is not listed or admitted to trading on any national securities exchange but is traded in the over-the-counter market, a business day during which the over-the-counter market was open for trading and at least one “eligible dealer” quoted both a bid and asked price for the Common Stock. An “eligible dealer” for any day shall include any broker-dealer who quoted both a bid and asked price for such day, but shall not include any broker-dealer who quoted only a bid or only an asked price for such day. For purposes of this Rights Certificate, “Volume” shall mean the volume reported on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or if the Common Stock is not listed or admitted to trading on any national securities exchange, but is traded in the over-the-counter market, the volume as reported by Nasdaq or any comparable system; provided that if any such reported volume includes both “buy side” and “sell-side” volume, then Volume for purposes of this Rights Certificate shall only include “buy side” volume.

          The number of Additional Merger Shares will be subject to adjustment from time to time during the Holding Period as hereinafter set forth:

          (i)     If the number of outstanding shares of the Common Stock is increased by a stock dividend on the Common Stock payable in shares of Common Stock or by a split-up, recapitalization or reclassification of             shares of Common Stock or other similar event, then, on the effective date thereof, the number of shares of Common Stock that may be issued pursuant to the Right shall be increased in proportion to such increase in outstanding shares.

          (ii)     If the number of outstanding shares of Common Stock is decreased by a consolidation, combination or reclassification of shares of Common Stock or other similar event, then, upon the effective date thereof, the number of shares of Common Stock that may be issued pursuant to the Right shall be decreased in proportion to such decrease in outstanding shares.

Whenever the number of shares of Common Stock that may be issued pursuant to the Rights is adjusted, as provided herein, the Minimum Price and the Volume shall be adjusted in similar proportion (to the nearest cent or share) so as to maintain the relative entitlements of the Rights before and after the effective date of the adjusting event.

          In case of any reclassification or reorganization of the outstanding shares of Common Stock, other than a change covered by the foregoing provisions hereof, or which solely affects the par value of such shares of Common Stock, or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and which does not result in any reclassification or reorganization of the outstanding shares of the Common Stock), or in the case of any sale or conveyance to another corporation or entity of the property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holder of the Right shall be entitled thereafter until the expiration of the Holding Period to receive the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or other transfer, by a holder of the number of shares of the Company’s Common Stock that would be issuable pursuant to the Right immediately prior to such event; and if any reclassification also results in a change in shares of the Company’s Common Stock covered by two paragraphs immediately preceding this paragraph, then such adjustment shall be made pursuant to such sections. The provisions of this paragraph shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers.

     The registered holder of this Rights Certificate, as such, shall not be entitled to vote or receive dividends or be deemed for any purpose the holder of Additional Merger Shares or of any other securities which may at any time be issuable hereunder, nor shall anything contained herein or in the Merger Agreement or the Joint Proxy Statement/Prospectus be construed to confer upon the holder hereof, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting stockholders (except as expressly provided herein or in the Merger Agreement or the Joint Proxy Statement/Prospectus), or to receive dividends or subscription rights or otherwise, until Additional Merger Shares, if any, or other securities, if any, become issuable to the holder hereof in accordance with the terms hereof and the terms of the Merger Agreement and the Joint Proxy Statement/Prospectus.

     The registered holder of this Rights Certificate shall surrender this Rights Certificate to the Company at its principal office upon any sale, transfer, assignment, pledge or other alienation of the Pre-Merger Common Stock to which the Rights represented hereby relate. Upon such surrender, the holder will be entitled to receive another Rights Certificate evidencing Rights relating to Pre-Merger Common Stock not so sold, transferred, assigned, pledged or otherwise alienated. The Rights relating to Pre-Merger Common Stock sold, transferred, assigned, pledged or otherwise alienated shall be forfeited by the registered holder and will be null and void and have no further force or effect notwithstanding any failure by the registered holder to surrender to the Company this Rights Certificate.

     This Rights Certificate shall not be valid or obligatory for any purpose until it shall have been signed by the proper officers of the Company.

     WITNESS the facsimile signature of the proper officers of the Company and its corporate seal.

Dated as of ______________, 200_.

ATTEST:

By:		By:

	Phillip C. Radlick, PhD		Barry D. Michaels
	President and CEO and Director		Chief Financial Officer

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